2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE February 28, 2008	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports Fourth Quarter and Year End 2007 Results

HOUSTON, TX – (February 28, 2008) Cal Dive International, Inc. (NYSE:DVR) reported 2007 annual recurring net income of $115.2 million, or $1.36 per diluted share, excluding non-recurring items incurred during the second and fourth quarters.  This represents a 3.5% decrease in recurring net income as compared to 2006 annual results.  The decrease in recurring net income was primarily due to increased depreciation and deferred drydock amortization, interest expense and increased out of service days relating to regulatory drydocks.  The non-recurring items primarily related to charges recorded in the second quarter of $11.8 million in non-cash equity losses and a related asset impairment charge in connection with Cal Dive’s investment in Offshore Technology Solutions Limited (“OTSL”), a Trinidad and Tobago entity in which Cal Dive owns a 40% minority interest.  Including the non-recurring items, Cal Dive reported 2007 annual net income of $105.6 million, or $1.24 per diluted share.

Cal Dive also reported recurring fourth quarter net income of $25.0 million, or $.28 per diluted share.  This represents a 4.7% decline in recurring net income over last year’s fourth quarter results primarily due to increased depreciation, deferred drydock amortization and interest expense.  The non-recurring item during the fourth quarter represents a gain from the sale of the Cal Dive’s ownership interest in the DLB 801 under a global settlement in which it collected all amounts owed by the counterparty.  Including the non-recurring gain, Cal Dive reported fourth quarter net income of $26.4 million, or $.30 per diluted share.

Financial Highlights

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Revenues:  Annual 2007 revenues increased by $113.7 million, or 22%, to $623.6 million as compared to the full year 2006, primarily due to the initial deployment of certain Acergy and Fraser Diving acquisition assets subsequent to the first quarter of 2006 and the assets acquired from Horizon Offshore in late 2007.  Fourth quarter 2007 revenues increased by $25.2 million, or 18%, to $162.2 million as compared to the fourth quarter of 2006 for the same reasons.

•

Gross Profit: Annual 2007 gross profit increased by $4.9 million, or 2.2%, to $227.4 million as compared to the full year 2006, primarily due to the acquisition assets referred to above partially offset by increased depreciation and deferred drydock amortization expense.  Fourth quarter 2007 gross profit increased by $0.3 million, or 0.6%, to $53.9 million as compared to fourth quarter of 2006.

•

SG&A: 2007 annual SG&A increased by $11.0 million over the full year 2006, primarily due to increased investment in international overhead and infrastructure, a $2.0 million cash settlement with the Department of Justice related to the Acergy and Torch acquisitions and $1.6 million in third party integration costs related to our acquisition of Horizon. Fourth quarter 2007 SG&A increased by $2.3 million over the fourth quarter of 2006.  As a percentage of revenue, SG&A was 7.8% for the full year 2007 compared to 7.3% for 2006.  Excluding the one-time settlement with the Department of Justice and the third party integration costs, SG&A was 7.2% of revenue for 2007.

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Net interest expense: Annual 2007 net interest expense increased by $9.4 million, and fourth quarter net interest expenses increased by $2.0 million, over the full year and fourth quarter of 2006, due to debt assumed in connection with the Company’s IPO in December 2006 and the term loan borrowings incurred late in the year in connection with the acquisition of Horizon Offshore.

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Income tax expense: The effective tax rate for the full year 2007 was 35.2% compared to 35.5% in 2006.  The effective tax rate for the fourth quarter of 2007 was 33.0% compared to 36.7% for the fourth quarter of 2006.  The rate decrease is primarily due to an increased percentage of income being earned in foreign jurisdictions.

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Balance Sheet:  Total debt was $375.0 million and cash and cash equivalents were $61.3 for a net debt position of $313.7 million as of December 31, 2007.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “2007 was another outstanding year and I am proud of the revenue and EBITDA growth delivered by our men and women offshore.  This is particularly rewarding considering our return to more typical winter weather utilization in the Gulf of Mexico during the fourth quarter.  We have not experienced this seasonality effect since the first quarter of 2004 prior to Hurricane Ivan.

We also made great strides in our international growth strategy as we increased our international revenues from 14% to 25% of our total revenue year-over-year.  Finally, we closed the acquisition of Horizon Offshore which strengthens our position as the market leader in the Gulf of Mexico and gives us a platform to accelerate our international growth.  The Horizon assets that we have added to our fleet gives us the ability to deliver integrated derrick barge, pipelay and diving services and expand our penetration into high-growth international markets.

Our overall outlook for 2008 is positive.  The Gulf of Mexico is returning to a market in which we expect decreased utilization due to seasonality in the first and fourth quarters.  This type of market plays to our strengths, with our strong balance sheet, diversified offshore fleet and ability to execute qualified turnkey projects successfully for our customer base.  Based on our customers’ capital spending forecasts, we expect a very strong new construction market in the months of this year when weather conditions are favorable.  Our inspection, repair and maintenance business will continue to be strong, stable and profitable.

In 2008 we expect international revenues to reach approximately 35% of our total revenues as we continue to expand our presence in high-growth markets in Mexico, Southeast Asia and the Middle East.  We are confident in the team we have put together and look forward to our continued success.

At this time we would also like to provide guidance on our 2008 financial outlook.  We currently project 2008 EBITDA and EPS in the range of $260 million to $300 million and $1.01 to $1.35, respectively.”

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on February, 29, 2008.  The teleconference dial-in numbers are: 800-901-5217 (domestic), 617-786-2964 (international), passcode 87750578.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 34 vessels, including 24 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Net Revenues	$162,203	$136,999	$623,615	$509,917
Cost of Sales	108,261	83,356	396,217	287,387
Gross Profit	53,942	53,643	227,398	222,530
Gain on Sale of Assets	2,273	27	4,125	349
Selling and Administrative	14,523	12,221	48,393	37,431
Income from Operations	41,692	41,449	183,130	185,448
Equity in Earnings (Losses) of Investments	—	100	(10,841)	(487)
Interest Income (Expense), net	(2,219)	(201)	(9,259)	163
Income Before Income Taxes	39,473	41,348	163,030	185,124
Income Tax Provision	13,044	15,179	57,430	65,710
Net Income	$ 26,429	$ 26,169	$105,600	$119,414

Other Financial Data:
Income from Operations	41,692	41,449	183,130	185,448
Equity in Earnings (Losses) of Investments	—	100	(10,841)	(487)
Depreciation and Amortization	11,996	7,468	40,698	24,515
EBITDA	54,574	50,026	227,215	212,893

Weighted Avg. Shares Outstanding
Basic	88,333	65,845	84,853	62,600
Diluted	88,530	65,845	84,978	62,600
Earnings Per Share:
Basic	$ 0.30	$ 0.40(1)	$ 1.24	$ 1.91(2)
Diluted	$ 0.30	$ 0.40(1)	$ 1.24	$ 1.91(2)

(1) Pro Forma 4Q 2006 EPS was $.31 assuming the initial public offering of 22.2 million shares had occurred on Jan. 1, 2006
(2) Pro Forma YTD 2006 EPS was $1.43 assuming the initial public offering of 22.2 million shares had occurred on Jan. 1, 2006

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	Dec. 31, 2007	Dec. 31, 2006
	(unaudited)
Current Assets:
Cash and equivalents	$61,287	$22,655
Accounts receivable	270,413	127,617
Other current assets	27,990	18,475
Total Current Assets	359,690	168,747

Net property & equipment	562,318	222,247
Equity investments	—	10,871
Goodwill	284,141	26,666
Other assets, net	67,901	23,622
Total Assets	$1,274,050	$452,153

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$107,117	$39,810
Accrued liabilities	63,687	19,004
Billings in Excess of Costs	15,121	—
Current maturities of long-term debt	60,000	—
Net payable to Helix	8,403	—
Total Current Liabilities	254,328	58,814

Long-term debt	315,000	201,000
Long-term payable to Helix	5,756	11,028
Deferred income taxes	109,028	20,824
Other long term liabilities	2,031	2,726
Stockholders' equity	587,907	157,761
Total Liabilities & Equity	$1,274,050	$452,153

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended December 31, 2007 and 2006

(000's omitted, except ratio data)

In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
EBITDA (unaudited)	$54,574	$50,026	$227,215	$212,893
Less: Depreciation & Amortization	11,996	7,468	40,698	24,515
Less: Non-Cash Stock Compensation Expense (1)	886	1,109	3,387	2,930
Less: Interest Expense (Income)	2,219	201	9,259	(163)
Less: Non-Cash Equity Loss (Earnings)	—	(100)	10,841	487
Less: Provision for Income Taxes	13,044	15,179	57,430	65,710
Net Income	$26,429	$26,169	$105,600	$119,414

Total Debt as of Dec. 31, 2007			$375,000
Less: Cash at Dec. 31, 2007			(61,287)
Net Debt			$313,713

(1)

Relates to Helix restricted stock or stock options granted to CDI employees prior to the Initial Public Offering and CDI restricted stock granted to CDI employees under the company's 2006 long term incentive plan.